SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) January 2000
                              (December 30, 1999)


                         TOUCHTUNES MUSIC CORPORATION
           --------------------------------------------------------
            (Exact name of Registrant as specified in its charter)


         NEVADA               33-7006             87-048534
 --------------------    ---------------   ----------------------
    (State or other        (Commission     (I.R.S. Employer
    jurisdiction of         File No.)      Identification Number)
    incorporation or
     organization)

              1800 E. Sahara, Suite 107, Las Vegas, Nevada 89104
             -----------------------------------------------------
                   (Address of principal executive offices)

Registrant's telephone number, including area code (702) 792-7405
































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ITEM 1.  Changes in Control of Registrant.

          As previously reported on Registrant's Forms 8-K, two independent Canadian Investors, Societe Innovatech du Grand Montreal and Sofinov Societe Financiere D'Innovation Inc. (the "Canadian Investors"), invested $4,000,000 Canadian Dollars by purchasing 100 Class B shares and 700 Class C shares of TouchTunes Digital Jukebox Inc. ("Touchtunes"), a company jointly owned by the Canadian Investors and the Registrant. These shares were exchangeable at the option of the Canadian Investors, into 2,000,000 shares of Series A Preferred Stock of the Registrant and could then be converted share for share into the Registrant's Common Stock.

          Also as previously reported on Registrant's Forms 8-K, the Canadian Investors invested an additional $20,330,578.51 United States Dollars (US) in TouchTunes by purchasing debentures ("Debentures"). The Canadian Investors were given the right to require the Registrant to purchase these Debentures at an agreed upon exchange rate, in exchange for the issuance by the Registrant of shares of Series A Preferred Stock, convertible at the option of the holders, share for share, into the Registrant's Common Stock.

          On December 30, 1999, the Canadian Investors exchanged their $20,330,578.51 US principal amount of Debentures of TouchTunes into 10,843,860 shares of the Registrant's Series A Preferred Stock. Subsequently, on December 31, 1999, the Canadian Investors exchanged their 100 Class B shares and 700 Class C shares of TouchTunes into 2,000,000 shares of the Registrant's Series A Preferred Stock. As a result of these two transactions, TouchTunes became a wholly owned subsidiary of the Registrant.

          The Canadian Investors previously owned 100 shares of the Registrant's Series A Preferred Stock. Based on the present number of shares of the Registrant's Common Stock issued and outstanding (14,658,644 shares), if the Canadian Investors should convert all of their Series A Preferred Stock into 12,843,960 shares of the Registrant's Common Stock, they would own approximately 46.70% of the Registrant's Common Stock.

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              TOUCHTUNES MUSIC CORPORATION


Date:  January 12, 2000            Per:/s/Tony Mastronardi
                                       ----------------------
                                       Tony Mastronardi,
                                       President













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